UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.
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CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD APRIL 30, 2012

To the shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on April 30, 2012, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect three Class III directors from the three nominees listed in the attached proxy statement to hold office for a three-year term ending at the 2015 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of March 5, 2012, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of the Company’s shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel & Secretary

March 28, 2012

Silver Spring, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR

PROXY BY COMPLETING AND MAILING THE ENCLOSED

PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2012

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2012 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about March 28, 2012. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or online.

Shareholders who owned Common Stock as of the close of business on March 5, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 5, 2012, there were 57,903,050 outstanding shares of Common Stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 5, 2012, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 57,903,050 shares of Common Stock outstanding on March 5, 2012.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing Stephen P. Joyce (the Company’s Chief Executive Officer) and Ervin R. Shames (the Company’s lead independent director) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Joyce and Shames will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class III directors from the three nominees named in this proxy statement.

•	Proposal 2—an advisory vote to approve executive compensation.

•	Proposal 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the three named nominees for director,

•	for the advisory vote to approve executive compensation, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares online or by telephone as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Three is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One or Two. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Three and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Three and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 5, 2012, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a plurality of votes cast in person or by proxy at the meeting. This means that the three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.

The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, Stephen P. Joyce and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the advisory vote to approve executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions are not treated as voting on the matter.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results on Form 8-K after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy online through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 30, 2012.

The Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

As the Company has previously disclosed, both Fiona P. Dias and David C. Sullivan will cease serving as members of the Company’s Board of Directors in April of 2012 prior to the Annual Meeting of Shareholders. After serving as a director since 2004, Ms. Dias has elected not to stand for reelection for an additional term. Mr. Sullivan is resigning from the Board in compliance with the retirement provision of the Company’s Corporate Governance Guidelines. Mr. Sullivan has served as a director of the Company since 2006. The Board appreciates Ms. Dias’ and Mr. Sullivan’s dedicated service to the Company and its shareholders.

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three but not more than 12, and is divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board and currently consists of eleven members. After the Annual Meeting of Shareholders, giving effect to the anticipated election of three Class III directors and the departures of Ms. Dias and Mr. Sullivan, the Board of Directors is expected to consist of nine members. The term of each class of directors is three years, and the term of one class expires each year in rotation.

Three Class III directors are to be elected at the 2012 Annual Meeting, to hold office until the 2015 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Barbara T. Alexander, Stephen P. Joyce and Scott A. Renschler, Psy.D to serve as Class III directors for terms of three years, expiring at the 2015 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors. Ms. Alexander was appointed to the Board in February as a Class III director and is standing for election for the first time. Ms. Alexander was initially referred by the Company’s Chairman and recommended as a director nominee by the Corporate Governance and Nominating Committee.

Family Relationships

The Chairman of the Board of Directors, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.

Director Qualifications

The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:

Director Nominees

Barbara T. Alexander. Ms. Alexander’s experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinion and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.

Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.

Scott A. Renschler, Psy.D. Dr. Renschler’s 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler has previously encountered, discussed and made decisions as a board member regarding many of the industry-related issues that the Board regularly considers.

Continuing Directors

William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic growth and development plans.

John T. Schwieters. Mr. Schwieters possesses an extensive background in tax, accounting and financial matters. This experience positions Mr. Schwieters well to serve as the chair of the Board’s Audit Committee as well as to generally provide the Board with opinions and advice related to the financial and risk-related components of various matters considered by the Board. The Board also values Mr. Schwieters’ continuing service on the audit committees of other publicly-traded companies as a means to provide comparative assessments of the Company’s overall reporting, internal control and risk management functions.

John P. Tague. Mr. Tague’s extensive experience in the airline industry enables him to provide the Board with input and suggestion relevant to the travel industry. Because Mr. Tague’s industry experience is not hotel-based, he provides the Board with unique opinions and assessments about the sector of the travel/hospitality industry in which the Company operates. In addition to his overall industry experience, Mr. Tague’s specific experience managing revenue matters in the airline industry provides the Board with a subject matter expert in distribution, eCommerce and marketing strategies, which is an area in which the Company (and the hospitality industry) is becoming increasingly involved.

Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company.

Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.

Gordon A. Smith. Mr. Smith’s specific experience as an executive in the consumer services industry provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.

BOARD OF DIRECTORS

Nominees

Class III – Terms Expiring 2012

Barbara T. Alexander, age 63, director since February 2012. Independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is a director of QUALCOMM Incorporated, Allied World Assurance Company Holdings, Ltd., and KB Home. In the past five years, Ms. Alexander has also served as a director of Centex Corporation, Federal Home Loan Mortgage Corporation (Freddie Mac), and Harrah’s Entertainment, Inc.

Stephen P. Joyce, age 52, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and held several other senior executive positions during his 26-year tenure with Marriott International, Inc. Mr. Joyce is a director of DineEquity, Inc.

Scott A. Renschler, Psy.D., age 42, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation, and a Trustee, since 2007, of the Crisis Clinic where he also served as President of the Board of Trustees from January 2009 to January 2011. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

Continuing Directors

Class I – Terms Expiring 2013

William L. Jews, age 60, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc. and a director of Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of MBNA Corporation, Ecolab, Inc., and Fortress International Group, Inc.

John T. Schwieters, age 72, director since 2005. Senior Advisor of Perseus LLC since 2009 and Vice Chairman of Perseus LLC from April 2000 until 2009; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation and Smithfield Foods, Inc. In the past five years, Mr. Schwieters has also served as a director of Manor Care, Inc. and Union Street Acquisition Corp.

John P. Tague, age 49, director since February 2012. Chief Executive Officer of Greatwide Logistics Services, Inc. since July 2011. President of United Air Lines, Inc. and Executive Vice President of UAL

Corporation from July 2009 until October 2010; and Executive Vice President and Chief Operating Officer of United Air Lines, Inc. and UAL Corporation from May 2008 until July 2009. He served as Executive Vice President and Chief Revenue Officer of United Air Lines, Inc. and UAL Corporation from April 2006 until May 2008. He joined United as Executive Vice President in 2003.

Class II – Terms Expiring in 2014

Stewart Bainum, Jr., age 66, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 71, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and Select Comfort Corporation.

Gordon A. Smith, age 53, director since 2004. Chief Executive Officer, Chase Card Services, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Board Recommendation

The Board recommends a vote FOR each of the Class III nominees.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2011, the Board held seven meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the Annual Meeting. In 2011, all of the then current Board members attended the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Five such meetings were held in 2011.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.

Board Leadership Structure

The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 22 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings.

The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and Chief Executive Officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between the Company and the Board.

In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an “independent” director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of “executive session” meetings in which Mr. Bainum and Mr. Joyce (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Five such meetings were held in 2011. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.

Board’s Role in Risk Oversight

The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration, and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting.

The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially high degree of risk, and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to becoming binding on the Company. These transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices, and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.

The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent auditors) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.

Director Independence

The Board currently has eleven directors, a majority (eight) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, Fiona P. Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith, David C. Sullivan and John P. Tague.

In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by Directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. To the extent granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2011.

Compensation Committee

Under the terms of its charter, the Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Reviewing and approving the compensation of executive officers;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Overseeing and assisting the Company in preparing the Compensation Discussion and Analysis and producing the annual Committee report for the Company’s proxy statement.

During 2011, at the direction of the Chairman of the Compensation Committee, Mr. Joyce – our President and Chief Executive Officer – assisted by Patrick Cimerola – our Senior Vice President, Human Resources & Administration – prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, Messrs. Joyce and Cimerola prepared and presented specific compensation proposals to the Committee, including Mr. Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in Compensation Discussion & Analysis) in 2011. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. During 2011, the Compensation Committee retained Mercer USA (“Mercer”) to provide various compensation-related services and assistance, including preparing a report on executive compensation trends and assisting the Committee in reviewing the Company’s Board compensation practices. The Company paid Mercer $168,333 for compensation consulting services provided in 2011 related to their engagement by the Compensation Committee. In addition to the Committee engagement, the Company paid Mercer $35,835 for actuarial services related to the Company’s supplemental executive retirement plan and $10,664 for non-executive salary survey data provided in 2011. The decision to utilize Mercer for these actuarial and salary survey-related services was made by the Company’s management with the Compensation Committee’s approval.

Three affiliates of Mercer, Marsh USA (“Marsh”), Seabury & Smith, Inc. (“Seabury”) and Kroll Associates, Inc. (“Kroll”) are currently engaged by the Company. Marsh has been the Company’s insurance broker and risk advisor since September 2008; Seabury provides (and has, since August 2009 provided) the Company with administrative services relating to the Company’s franchisees and Kroll has, from time to time, since 2005 provided the Company with various investigative and background reports. In 2011, the Company paid Marsh aggregate fees equal to $186,628 and paid Seabury aggregate fees equal to $105,926. The Company did not make any payments to Kroll during 2011. When each of Marsh, Seabury and Kroll was initially retained by the Company to provide services, the Company’s then current General Counsel approved the engagement. Neither the Board nor any committee thereof was involved in the decision to engage Marsh, Seabury or Kroll, and prior to the decision to engage Mercer, the Compensation Committee was not advised of Marsh’s, Seabury’s or Kroll’s relationship with Mercer, or asked to approve the Company’s maintenance of its existing business relationship with Marsh, Seabury or Kroll.

In 2011, the Committee consisted of Ervin R. Shames, Chair, Fiona P. Dias, Gordon A. Smith, and David C. Sullivan. The Committee met five times during 2011. On February 19, 2012, John P. Tague was appointed to the Committee.

While the charter authorizes the Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.

In 2011, the Committee consisted of John T. Schwieters, Chair, William L. Jews, Ervin R. Shames, and David C. Sullivan. The Committee met seven times during 2011. On February 20, 2012, Barbara T. Alexander was appointed to the Committee. Ms. Alexander currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Ms. Alexander to serve on our Audit Committee. The Board has determined that Mr. Schwieters is qualified as an audit committee financial expert within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board to determine the composition of the Board and its committees and oversee the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.

In 2011, the Committee consisted of John T. Schwieters, Chair, William L. Jews and Ervin R. Shames. The Committee met three times during 2011.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values people and the diversity of thought and the differences they bring to the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.

In 2011, the Committee consisted of Fiona P. Dias, Chair, William L. Jews, Scott A. Renschler, and Gordon A. Smith. The Committee met two times during 2011.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in Compensation Discussion & Analysis), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 29, 2012 (unless otherwise noted). Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,163,215	(5)(6)	—	—	19.16	%(5)(6)
Barbara T. Alexander	—		—	—	—
Fiona P. Dias	19,253		—	6,198	*
William L. Jews	20,512		—	6,198	*
Stephen P. Joyce	36,824		374,335	70,037	*
Scott A. Renschler	312,163	(5)(7)	—	6,198	*
John T. Schwieters	20,465		—	6,198	*
Ervin R. Shames	39,331		—	6,198	*
Gordon A. Smith	23,401		—	6,198	*
David C. Sullivan	18,083		—	6,198	*
John P. Tague	3,000		—	—	*
Bruce N. Haase	9,490		142,520	38,103	*
Patrick S. Pacious	10,155		78,636	55,531	*
David A. Pepper	31,767		119,289	18,290	*
David L. White	18,661	(8)	107,956	27,896	*
All Directors and Executive Officers as a Group (19 persons)	11,743,210		852,434	297,310	22.13%
Principal Stockholders
Barbara J. Bainum	10,366,480	(5)(9)	—	—	17.79%
Bruce D. Bainum	12,084,667	(5)(10)	—	—	20.74%
Roberta D. Bainum	11,227,268	(5)(11)	—	—	19.27%
Stewart W. Bainum	8,875,853	(5)(12)	—	—	15.23%
Todd S. Renschler	6,968,168	(5)(13)	—	—	11.96%
Realty Investment Company, Inc.	6,821,574	(5)(15)	—	—	11.71%
T Rowe Price Associates, Inc.	6,354,083	(16)	—	—	10.91%
Baron Capital Group, Inc.	5,471,783	(14)	—	—	9.39%
Christine A. Shreve	4,129,274	(5)(17)	—	—	7.09%
Commonweal Foundation, Inc.	3,200,000	(5)(18)	—	—	5.49%

*	Less than 1%.
1	Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power, and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 29, 2012.
3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.
4	For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficial Ownership, Right to Acquire and Unvested Restricted Stock, and (ii) 58,263,318 shares outstanding on February 29, 2012.

5	Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, Commonweal Foundation, Inc. (“Commonweal”), a private foundation sponsored by the Bainum family, and certain Bainum and Renschler family entities are attributed to Realty, Commonweal, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Commonweal, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. Realty, Commonweal, Ms. Shreve, and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 30,794,487 shares, approximately 52.85% of the outstanding shares of Company common stock on February 29, 2012.
6	Includes 1,614,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 1,644,000 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum Jr.’s trust; 96,000 shares owned by the Foundation for Maryland’s Future, a private foundation whose principal sponsor is Mr. Bainum, Jr. and for which he has sole voting authority; and 8,299 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 176,728 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee. Also includes 14,586 shares Dr. Renschler is entitled to under the Company’s non-employee director plan. 146,261 of the shares owned by the Scott Renschler Declaration of Trust are held in a margin account subject to a pledge.
8	Includes 5,957 that are pledged as security for a line of credit. As of February 29, 2012, there was no current balance under this line of credit.
9	Includes 1,292,840 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 98,584 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
10	Includes 2,606,721 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,516,000 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, his children and trusts for the benefit of he and his children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 161,890 shares owned by trusts for the benefit of Dr. Bainum’s adult children of which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
11	Includes 1,817,724 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,430,000 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 179,488 shares owned by trusts for the benefit of Ms. Bainum’s adult children for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
12

Includes 2,667,853 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 224,400 shares owned by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Dinwiddie Enterprises, Inc., a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 3,200,000 shares owned by Commonweal Foundation, Inc., a private foundation whose principal sponsors are Mr. Bainum and his wife for which Mr. Bainum shares voting authority. Also includes 2,723,600 shares owned by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

13	Includes 146,594 shares owned by the Todd Renschler Declaration of Trust of which Dr. Renschler is the sole trustee and beneficiary. 146,261 shares owned by the Todd Renschler Declaration of Trust are held in a margin account subject to a pledge. Also includes 6,821,574 shares owned by Realty for which Dr. Renschler serves as a director and in which his trust owns stock. Dr. Renschler’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
14	The Company is relying on the Schedule 13G, filed on February 14, 2012, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,421,583 shares, BAMCO, Inc. beneficially owns 4,816,000 shares, BCM beneficially owns 605,583 shares, Ronald Baron beneficially owns 5,471,783 shares and BGF beneficially own 3,007,500. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, New York, New York 10153.
15	Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum, Todd Renschler and Scott Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.
16	The Company is relying on the Schedule 13G filed on February 10, 2012, by T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price beneficially owns 6,354,083 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.
17	Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is managing member and has shared voting authority; 1,516,000 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum, his children and trusts for the benefit of he and his children for which Ms. Shreve is managing member and has shared voting authority; 1,430,000 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and trusts for her benefit for which Ms. Shreve is managing member and has shared voting authority; and 5,474 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the Trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
18	Includes 3,200,000 shares owned by Commonweal Foundation, Inc., a private foundation whose principal sponsors are Stewart and Jane Bainum. Barbara Bainum is an officer and director of Commonweal. Stewart Bainum, Scott Renschler, Bruce Bainum, Roberta Bainum and Christine Shreve are directors of Commonweal. Commonweal’s address is 10770 Columbia Pike, Suite 150, Silver Spring, Maryland 20901.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes each element of compensation that we pay or award to our named executive officers (“NEOs”). This CD&A includes a description of the principles underlying our executive compensation philosophy and our executive compensation decisions during our 2011 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for 2011 are:

1. Stephen P. Joyce	President and Chief Executive Officer
2. David L. White	Senior Vice President, Chief Financial Officer and Treasurer
3. Bruce N. Haase	Executive Vice President, Global Brands, Marketing, & Operations
4. Patrick S. Pacious	Executive Vice President, Global Strategy, Distribution & Technology
5. David A. Pepper	Senior Vice President, Global Development

As previously disclosed, in connection with Mr. Haase’s planned departure from the Company on May 31, 2012, Mr. Haase relinquished his officer title and responsibilities effective January 31, 2012. Effective February 1, 2012, Mr. Pacious’ title was changed to Executive Vice President, Global Strategy & Operations.

Executive Summary

The core principle of Choice’s executive compensation program continues to be pay for performance, and this principle forms the foundation of and guides all of our decisions regarding executive compensation. Choice uses a combination of fixed and variable compensation programs to reward and incentivize strong performance, and to align the interest of our executives with the Company’s shareholders. The framework of our executive compensation program includes the features described in this CD&A, including several significant features implemented in 2010 to better link executive pay to the Company’s performance.

Choice views pay for performance in terms of both near-term and long-term performance. As a result, we provide cash-based awards to incentivize and reward short-term financial achievement and equity-based awards to incentivize and reward longer-term financial achievement and shareholder value creation.

The Company’s intent – and historical pattern based on performance – is to have both executive compensation and total shareholder returns above the levels of our peer group.

When short-term corporate goals are achieved (or exceeded), the cash portion of our NEOs’ compensation typically increases in recognition of these achievements. During 2011, despite a continuing challenging economic environment, our NEOs guided Choice in a manner that delivered solid financial results, including:

•	Total revenues increased 7% to $638.8 million compared to 2010;

•	Operating income increased 7% to $171.9 million compared to 2010;

•	Diluted earnings per share increased from $1.80 for 2010 to $1.85 for 2011;

•	Worldwide unit growth increased 0.6 percent from December 31, 2010 comprised of domestic and international unit growth of 0.2 percent and 2.4 percent, respectively;

•	Domestic system-wide revenue per available room increased 6.2% and the effective royalty rate increased 3 basis for full year 2011; and

•	Returned value to shareholders through a combination of dividends and share repurchases totaling $43.8 million and $53.6 million, respectively, during 2011.

The compensation awarded to our NEOs in 2011 reflects this performance. Above target short-term incentives were paid based on the Company achieving these results, including higher than forecasted earnings per share in 2011 (as adjusted by the Committee for certain items described below), and on the executives’ achievement of 2011 shared operational goals. Also, equity grants to our executives were in line with our practices in 2010 as to level and type. We believe that these short and long term incentives support continued alignment of our executives with our near and long term objectives, including our financial goals and the creation of long term shareholder value.

While we aspire to have a clear connection each year between executive compensation and total shareholder returns, short term misalignments will sometimes occur. 2011 is one of those years. Because 2011’s results exceeded plan and the equity grants were in line with our longer term expectations, executive compensation is believed to be in line with our peer group. However, because the Company’s stock price was stagnant for the year and lagged the median price increases of our peers, Choice’s short term shareholders’ returns were below the peer median.

We believe that our current executive compensation philosophy and program has resulted and will continue to result in a strong track record of delivering the appropriate mix of short-term and long-term incentives to promote alignment between our executives and our shareholders.

At the Company’s annual meeting held in May of 2011, Choice’s shareholders overwhelmingly voted in favor of the advisory vote approving Choice’s executive compensation, or “say on pay.” The Compensation Committee noted that the vote count of 53,007,569 “for” versus just 1,000,309 “against” indicates that the Company’s shareholders support the Company’s increasing focus on creating a pay for performance executive compensation philosophy. In light of these results, the Committee determined that the Company’s executive compensation program is having its intended effect of aligning the interests of the Company’s executives with those of shareholders. As a result, the Committee made no particular changes to the executive compensation program, but determined to continue to focus on its pay for performance philosophy.

Overview of Executive Compensation Program

Choice’s executive compensation philosophy focuses on linking each executive’s total compensation (comprised of both cash and non-cash compensation components that are described in more detail below) to corporate and individual performance. Choice’s compensation program reflects our belief that executive talent is attracted to a company that recognizes and rewards performance, and that high performing executives create shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results for each executive, and ensuring that the rewards are commensurate with the contributions and results delivered for shareholders.

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

Provide a mix of salary and annual short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success;

•

Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership guidelines, provide significant ongoing executive ownership of our Company; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

Comparative Compensation Data

Consistent with prior practice, comparative market information is not used by the Committee to “benchmark” the amount of total compensation or any specific element of compensation. Instead, comparative market information has been and is expected to continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to executive compensation. For certain of our executives whose titles and functional roles are widely identified and utilized, including Messrs. Joyce, White and Haase, and other executives that may from time to time be identified by the Committee, the Company defines its competitive market using a combination of a peer group of similarly-sized or situated organizations in the hospitality and franchise industries. For 2011 compensation decisions, the Committee, with Mercer’s assistance, selected a peer group consisting of: Ameristar Casinos, Carrolls Restaurant Group, CEC Entertainment, DineEquity, Gaylord Entertainment, Great Wolf Resorts, Morgans Hotel Group, Panera Bread, Pinnacle Entertainment, Red Robin Gourmet Burgers, Sonic Corp., Vail Resorts and Wendy’s. For other executives (including Messrs. Pepper and Pacious of our NEOs) whose titles and functional roles do not have reasonably comparable titles and roles across the relatively small peer group of companies, the comparative market information reviewed by the Committee is nationally published compensation survey data from the broad hospitality industry taking company size into consideration.

Roles of the Committee and Others in Compensation-Related Decisions

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and continually monitoring the Company’s executive compensation and succession planning programs. In carrying out its responsibilities, the Committee endeavors to achieve and to maintain an executive comprehensive package that is both fair and competitive in furtherance of the Company’s ultimate goal to increase shareholder value. For 2011, the Chair of the Committee was Ervin R. Shames and the other members were Gordon A. Smith, David C. Sullivan, and Fiona Dias. Effective as of the Compensation Committee meeting held in February of 2012, John P. Tague became a member of the Committee.

Role of Management

At the direction of the Chairman of the Committee, management may prepare and distribute to Committee members agenda, meeting materials and Company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, management may prepare and present specific compensation proposals to the Committee, including the CEO’s assessment of individual executive officer performance (other than his own) and any recommended compensation actions. For Committee matters and activities, management is typically represented by the Company’s senior Human Resources executive. For 2011, Patrick Cimerola, Senior Vice President, Human Resources and Administration, held that responsibility.

Role of Compensation Consultant

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. From time to time, the Committee may request that management discuss with consultants certain proposed compensation-related initiatives. In 2011, in addition to providing the Compensation Committee with general advice related to executive compensation decisions, including a report on executive compensation trends, Mercer was asked to assist the Committee in reviewing the Company’s Board compensation practices, resulting in the changes to the Board compensation practices that are described under the section heading of Non-Executive Director Compensation for 2011.

Elements of Named Executive Officer Compensation

The Company’s executive compensation program consists of four elements: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other personal benefits. The largest component of total compensation for our NEOs, as well as our executive officers in general, is in the form of long-term equity incentive compensation. The Committee believes that linking the greatest portion of total compensation to long-term equity incentives furthers the objectives of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term prospects. Additionally, the Committee believes this strategy focuses our executives on addressing the potential risks facing the business. In order to strengthen the tie between executive compensation and the Company’s pay for performance focus, each executive’s targeted and actual pay mix may vary by position, and the variance generally is based on each executive’s impact on operational performance, with those having a greater impact on performance generally having more pay at risk in the form of long-term incentives.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive enough to attract and retain highly qualified executives. In February 2011, Mr. Joyce recommended, and the Committee approved, a 3.08% merit increase for Mr. White, and 3.00% merit increases for Messrs. Haase and Pepper. The Committee also approved a 3.125% merit increase for Mr. Joyce. The Committee believed that each of these merit increases was consistent with executive compensation market trends prevailing at the time. In connection with his promotion to Executive Vice President, Global Strategy, Distribution & Technology, and the resulting increase in operational and strategic duties, Mr. Pacious’ base salary was increased 17% to $350,000. This increase was inclusive of Mr. Pacious’ annual merit increase. Each of the base salary increases described above were approved by the Committee during its February meeting with a retroactive effect date of January 6, 2011.

The chart below lists the base salary of each NEO as of December 31, 2011.

Named Executive Officer	Base Salary (as of December 31, 2011)
Joyce	$825,000
White	$335,000
Haase	$412,000
Pacious	$350,000
Pepper	$317,240

Short-Term Incentives

Short-Term Incentive Targets

The Company has established a short-term incentive program called the Management Incentive Plan (“MIP”), pursuant to which each NEO has a target incentive opportunity equal to a percentage of their salary that is actually paid in the calendar year. For Mr. Joyce, the exact percentage is set forth in his employment agreement. For the remaining NEOs, the exact percentage has been established by the Committee. In connection with Mr. Pacious’ promotion to Executive Vice President, Global Strategy, Distribution & Technology, the Committee increased the percentage applicable to Mr. Pacious from 50% to 55%. The targets for the other NEOs remained the same from 2010 to 2011. The target bonus levels for each of the NEOs for calendar year 2011 were:

Named Executive Officer	2011 Target Short-Term Incentive
Joyce.	100% of Eligible Earnings
White	55% of Eligible Earnings
Haase	55% of Eligible Earnings
Pacious	55% of Eligible Earnings
Pepper	50% of Eligible Earnings

Short-Term Incentive Practices

Upon the recommendation of Mr. Joyce and due to the Committee’s belief that the MIP design has been successful in incenting and rewarding the NEOs from year-to-year, the Committee approved in December 2010 the same general MIP design for calendar year 2011 as was in place in previous years. The 2011 MIP was structured to pay the target bonus level for each NEO upon achievement of an established earnings per share (“EPS”) as a primary goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless the Company achieves the minimum performance level, or 90% of the EPS goal ($1.521 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.521 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.69 per share);

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.028 per share); and

•	payment is interpolated between these values depending on actual EPS results.

Consistent with prior years, the Committee chose EPS as the objective performance measure for the Company’s 2011 MIP in order to provide a direct link between Company performance and shareholder value. The Committee believes that EPS also provides an easily understood and clearly reported metric that allows for clear comparison with internal and external performance metrics. The EPS target for the 2011 plan payout at 100% of target was $1.69, which was recommended to the Committee by Mr. Joyce in December 2010 based on the Company’s Board-approved 2011 business plan.

The level of achievement of the EPS target, combined with each NEO’s established target incentive percentage, is the primary driver of each NEO’s annual incentive payment for the year. However, for each NEO, the incentive plan payout may be further adjusted based on an assessment of each officer’s degree of achievement of certain pre-determined performance objectives for the year. As with the EPS objective, the other performance objectives can each be leveraged up or down based on relation between the targeted goal and result achieved. For Mr. Joyce, this assessment is conducted by the Committee. For the other NEOs, the assessment is made by the Committee based on the recommendations of Mr. Joyce. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but can also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, in addition to other relevant measures.

For 2011, following a practice initiated by the Committee in 2010 based on its belief that establishing shared objectives will create stronger alignment throughout the Company, the NEOs and other senior executives received a shared performance objective as part of each of their objectives. Mr. Joyce’s performance objectives for 2011 consisted exclusively of the executive team’s shared objective. For the other NEOs, the shared objective was accompanied by specific individual or department objectives.

Because cash incentive compensation is tied to a final determination of the Company’s EPS, the payments are typically finalized and paid in February following the year in which the cash incentive was earned.

Short-Term Incentive Results

The Company’s announced EPS in 2011 was $1.85 per share. Pursuant to the MIP, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. During December 2008, the Committee approved standard plan adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment

Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to EPS related to Standing Adjustment Items made by the Company would not need additional Committee approval. For 2011, the adjustment to EPS attributable to the Standing Adjustment Items was $0.05. No additional adjustments to 2011 EPS were made by the Committee. Based on the Standing Adjustment Items, EPS for 2011 incentive plan determination purposes was $1.90, which resulted in a incentive payout at 160% of the target.

As discussed above, the amount of each NEO’s short-term incentive is subject to potential further adjustment based on the assessment of the NEO’s achievement of the pre-determined performance objectives. For 2011 annual incentive payments, each of the NEOs received a material increase to their incentive payment amount based on the achievement of their shared objective of the Company’s adjusted market share increase during 2011 of 99 basis points, against a target goal of maintaining adjusted market share at the 2010 level. Other than the increase for this shared performance objective assessment, none of the other individual objectives assessments for the NEOs resulted in a material increase or decrease in the payout established by the Company’s 2011 EPS.

In addition to the cash bonuses paid pursuant to the MIP, Mr. Pacious also received a one-time cash bonus of $50,000 at the time of his promotion to Executive Vice President, Global Strategy, Distribution & Technology, in recognition of his assumption of increased responsibilities.

Long-Term Incentives

Equity Grant Targets

The Committee believes that annual awards of long-term equity are imperative to foster the long-term focus of the Company’s executives required for success in the hospitality industry.

In order to determine the 2011 actual equity award value for each participating NEO other than Mr. Joyce, consistent with prior years, each executive generally receives an equity value based upon a multiplier of the officer’s base salary for the prior year. Each officer’s multiplier was established based on guidelines that take into account an executive’s title, reporting status and scope of responsibilities. Mr. Cimerola provided a range of potential values to Mr. Joyce to assist him in making recommendations to the Committee for stock option and restricted stock awards, with minimum, target, and maximum values set forth for each officer other than himself. For Mr. Joyce, the relevant multiplier was established based on the same guidelines applicable for other senior executives, subject to a requirement set forth in Mr. Joyce’s employment agreement that the award value be at least $1.55 million. In the case of Mr. Joyce, Mr. Cimerola provided a range of potential values to the Committee to assist it in making decisions for equity awards, with minimum, target, and maximum values set forth for Mr. Joyce.

In connection with his promotion to Executive Vice President, Global Strategy, Distribution & Technology, the Committee increased the percentage applicable to Mr. Pacious from 100% to 125%. This increase was effective January 6, 2011. Award targets as a percentage of salary for the other NEOs remained the same from 2010 to 2011.

The following table sets forth the equity award value targets for each applicable NEO and their base salary as of January 1, 2011:

Named Executive Officer	Base Salary	Target Award Value as a Percentage of Salary	Aggregate Annual Equity Award Value at Target
Joyce	$800,000	200%	$1,600,000
White	$325,000	125%	$406,250
Haase	$400,000	125%	$500,000
Pacious	$300,000	100%	$300,000
Pepper	$308,000	100%	$308,000

For the actual equity awards made to each applicable NEO in 2011, see the Grants of Plan-Based Awards Table.

For 2011, the Committee approved annual equity awards for each of the NEOs based on a combination of stock options, performance-vested restricted stock units (“PVRSUs”) and service-based restricted stock (“RS”), with stock options targeted at 50%, PVRSUs targeted at 25%, and RS targeted at 25%.

Equity Grant Practices

Annual equity awards to the NEOs are typically granted by the Committee at its February meeting (except for Mr. Joyce, whose awards are typically granted at the February Board meeting which is usually held the day following the February Committee meeting). The exercise price of each stock option awarded to the Company’s executives is the closing price of the Company’s stock on the date of grant. The Company prohibits the repricing of stock options.

As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

Since 2006, the Company has typically granted PVRSUs to our executives to further align compensation and the cumulative contribution of these executives to increasing the Company’s performance, as they are the individuals most responsible for this performance. Similar to the structure of the Company’s annual incentive/cash bonus plan, 50% of the PVRSU award will vest if the threshold (90% of target) EPS growth is obtained, and 200% of the award will vest if the maximum (120% of target) EPS growth is obtained. The number of PVRSUs that actually vest during any performance period award will range from 0% to 200% of the initial grant based on our three-year cumulative EPS performance as compared to the target EPS goal for the period. We believe it is appropriate to structure our PVRSUs in a manner similar to our annual incentive plan similarly because both types of incentives are designed to achieve a similar purpose – performance growth – over their respective periods. Because disclosure of the cumulative EPS targets for the ongoing performance periods could easily be used in a competitively harmful way by third parties, we are not disclosing our actual PVRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for each performance period, the Committee approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period, and the Committee believes that the approved EPS targets are consistent with the Committee’s goal of making PVRSU EPS targets challenging but achievable. The Committee believes that the recent history of PVRSU vesting supports this belief: in 2011 no PVRSUs vested, in 2010 PVRSUs vested at 70% of the target share award, and in 2009 PVRSUs vested at 135% of the target share award.

Equity Performance Results

After reviewing the potential value worksheet prepared by Mr. Cimerola, Mr. Joyce recommended that except for Mr. Haase, each of the NEOs should receive 2011 equity awards valued at the target/midpoint level of the range of potential grant values for each type of award. Mr. Joyce recommended to the Committee that Mr. Haase should receive 2011 equity awards above the target/midpoint levels in recognition of his increased responsibility over brand marketing efforts and the Company’s brand performance processes and portfolio management.

The Committee approved a grant to Mr. Joyce above the target/midpoint level based on the Committee’s belief that Mr. Joyce’s leadership of the Company during a continuing difficult economic environment had played a significant part in the Company’s ability to exceed projected earnings estimates during 2010.

The chart below shows the actual stock options, PVRSUs, and RS granted to each NEO.

Name	Base Salary	LTI Guideline % of Salary	# of Options			# of PVRSU			# of Restricted Stock			TOTAL GRANT
			Grant Based on Black Scholes of $12.418						Grant Based on FMV of $41.25
		Midpoint	(50% of Total Award Value)			(25% of Total Award Value)			(25% of Total Award Value)			Value	% of Base
			Midpoint	Shares	Value	Midpoint	Shares	Value	Midpoint	Shares	Value
Joyce, Stephen P	$800,000	200%	64,423	72,476	$900,007	9,697	10,910	$450,038	9,697	10,910	$450,038	$1,800,083	225%
White, David L	$325,000	125%	16,358	16,358	$203,134	2,463	2,463	$101,599	2,463	2,463	$101,599	$406,332	125%
Haase, Bruce	$400,000	125%	20,133	22,146	$275,009	3,031	3,334	$137,528	3,031	3,334	$137,528	$550,065	138%
Pacious, Patrick S	$300,000	100%	12,080	12,080	$150,009	1,819	1,819	$75,034	1,819	1,819	$75,034	$300,077	100%
Pepper, David A	$308,000	100%	12,402	12,402	$154,008	1,867	1,867	$77,014	1,867	1,867	$77,014	$308,036	100%

The chart below shows additional grants made to some or all of the NEOs in 2011. Specifically and as further described below, these grants relate to (1) discretionary performance grants made with recommendation of the CEO, and (2) a retention grant of RS.

To further encourage individual executive performance and further support the Company’s pay for performance philosophy, the Committee encourages Mr. Joyce on an annual basis to recommend grants of stock awards to members of the executive team to reward extraordinary performance. The allocation of these awards are recommended by Mr. Joyce based on his assessment not only of their performance but also on a number of factors that impact and foster extraordinary performance, including leadership and commitment to the Company’s cultural values. For 2011, Mr. Joyce recommended that Messrs. Pacious and Pepper receive extraordinary performance grants and the Board awarded grants to those individuals in accordance with Mr. Joyce’s recommendations. Mr. Pacious’ grant was based on his increased responsibility over the Company’s distribution organization and strategic growth initiatives, and Mr. Pepper’s grant was based on his increased involvement in alternative growth initiatives and maintaining the Company’s franchise sales during a continuing difficult sales environment.

In connection with Mr. White entering into a non-competition, non-solicitation and severance benefit agreement with the Company in August of 2011, Mr. White received a one-time special retention grant of 12,500 shares of RS.

	Extraordinary Performance Grant		Retention Grant
	Grant Based on FMV of $41.25		Grant Based on FMV of $30.09
Name	Shares	Value	Shares	Value
Joyce, Stephen P	0	$0	0	$0
White, David L	0	$0	12,500	$376,125
Haase, Bruce	0	$0	0	$0
Pacious, Patrick S	10,000	$412,500	0	$0
Pepper, David A	5,000	$206,250	0	$0

During 2011, PVRSUs previously granted to Messrs. White, Haase, Pacious and Pepper were eligible to vest. These PVRSUs were granted in 2008, with the 3-year cumulative EPS target set at $6.41 for the performance period 2008-2010. Mr. Joyce did not receive this grant as he was not yet employed by the Company at the time of grant. The actual 3-year cumulative EPS applicable to these PVRSUs was $5.20, which was below the minimum EPS required for any vesting of PVRSUs. Therefore, no PVRSUs vested in 2011.

Share Ownership Guidelines

Consistent with our compensation objectives, the Company believes that its executive officers individually, and as a group, should have a significant ownership stake in the Company. Under the Company’s stock ownership guidelines, each

NEO must attain ownership of qualifying shares with a multiple of the executive’s then-current base salary over a designated period of time. The market value of Company shares that each executive is required to attain are as follows:

Named Executive Officer	Stock Ownership Multiple
Joyce	Five times current base salary
White	Three times current base salary
Haase	Three times current base salary
Pacious	Three times current base salary
Pepper	Three times current base salary

These ownership targets must be met within five years of becoming subject to the guidelines. When ownership guidelines increase as a result of a change in title, the five-year period re-commences on January 1st of the year immediately following the change of title. Stock ownership counting towards satisfaction of the guidelines includes:

•	Stock purchased on the open market by the executive;

•	Stock obtained through stock option exercises;

•	Stock obtained through Choice’s 401(k) Retirement Savings and Investment Plan or Non-Qualified Retirement Savings and Investment Plan;

•	Stock obtained pursuant to Choice’s Employee Stock Purchase Plan;

•	Restricted stock issued by Choice (whether or not vested), including time-based restricted stock, performance vested restricted stock and performance-based restricted stock; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.

If an executive does not attain the ownership levels within the prescribed grace period and thereafter maintain such ownership levels, the Committee may:

•

Require the transfer of up to fifty percent (50%) of such executive’s payment under the Management Incentive Plan into the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation to assist such executive to attain the level of ownership required by the guidelines;

•	Restrict such executive from selling or otherwise disposing of Choice stock until he or she has attained the required ownership levels;

•	Forego the future grant of any equity awards to such executive; or

•	Take any such other actions reasonably designed to assist or enable such executive to satisfy the guidelines.

The applicable NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holding dropping below the guideline requirements. The Committee formally reviews the stock ownerships of the executives at least annually, and typically monitors ownership target attainment at each scheduled meeting.

As of December 2011, each of the NEOs has attained the required ownership levels for their positions.

Perquisites and Other Personal Benefits

Flexible Perquisites Plan.    Certain executive officers, including each of the NEOs, are eligible to receive certain benefits not available to other full-time employees. In 2000, the Company established a Flexible

Perquisites Plan in connection with our efforts to recruit and retain certain key executives at that time. The plan design and covered expenses were based on our review at that time of competitive market information and how the Committee believed other companies structured their flexible perquisites program.

Pursuant to the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount of reimbursement that may be used by the executive officers for any of the following personal benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, reporting status and scope of responsibilities. The amounts applicable to each category of executive have not increased under the Plan since 2003. These reimbursements represent taxable income to the executive; however, pursuant to the plan, the Company pays any associated tax. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, the difference is not paid to the executive or carried forward to the next year. We believe the cost to the Company to provide this plan, and any associated tax gross up expense, is minimal compared to the goodwill and retention benefits the program offers.

In 2011, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below.

Officer	2011 Eligible Reimbursement
Joyce	$31,800
White	$15,000
Haase	$15,000
Pepper	$15,000
Pacious	$15,000

For actual amounts reimbursed to each officer under the Flexible Perquisites plan during 2011, see the All Other Compensation Table.

Other Personal Benefits.    In addition to the Flexible Perquisites Plan, the Company offers our officers and members of the board the Company’s Stay at Choice program which provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. The Company grosses up any associated taxes incurred from utilizing this program. Through the Stay at Choice program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback as to the value and consistency of our product. There is no limit on an executive’s use of this plan during the year, for the reasons set forth above.

In addition to participation in the Flexible Perquisites Plan, Mr. Joyce’s employment agreement provides for an annual car allowance, initial and annual fees at a dining and/or recreational club of his choosing, and personal use of the aircraft leased by the Company for up to 33 flight hours per year. Based on recruitment negotiations with Mr. Joyce and with the Committee giving due consideration to market terms at the time, Mr. Joyce’s employment agreement initially provided that the Company was required to gross up any associated taxes to Mr. Joyce in connection with these benefits; however, effective January 1, 2011, Mr. Joyce’s right to receive these tax gross up benefits terminated.

In addition to the annual car allowance provided to Mr. Joyce pursuant to his employment agreement, each of the other NEOs are also given an annual car allowance. For the aggregate cost to the Company for each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Retirement Plans

The Company offers our executives, including each of the NEOs, a retirement package comprised of various nonqualified retirement plans. We believe the combination of these retirement plans is reasonable and competitive and that these plans encourage retention of our executives and reward them for long, continued service to the Company. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the nonqualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below.

Severance and Change in Control Arrangements

Each of the NEOs is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement, and for Messrs. Haase, Pacious and White, a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan which is applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company. The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on recruitment negotiations with the Committee giving due consideration to market terms at the time.

In connection with the management succession process that was completed during 2008, the Company entered into an employment agreement with Mr. Joyce on March 20, 2008, which was subsequently amended on April 30, 2008 and September 16, 2010, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.

In 2007, the Compensation Committee approved a form of executive non-competition, non-solicitation and severance benefit agreement to be offered to certain then-current senior executives, including Mr. Haase. Mr. Haase’s severance benefit agreement (the “Haase Severance Benefit Agreement”) is for an indefinite term and provides for 18 months of severance and termination benefits in the event of termination without cause or constructive termination. The Haase Severance Benefit Agreement also provides for a non-compete and a non-solicitation period following termination. The Committee felt that these severance, non-competition and non-solicitation provisions were typical within our industry and were reasonable and enforceable. In addition, the Haase Severance Benefit Agreement provides for severance payments upon termination of Mr. Haase following a change in control (i.e., a “double trigger”) equal to a lump sum payment of 200% of his base salary plus 200% of his annual bonus. At the time of the Committee’s approval of the “double trigger”, 200% was chosen as it was the level used in other executives’ employment agreements in place at that time and the Committee desired to treat all executives with similar titles and roles equally.

Due to the departures of several senior executives since 2007, by 2011 Mr. Haase was the Company’s only current NEO with a severance benefit agreement. The Compensation Committee determined that other NEOs and current senior executives should be provided with the opportunity to enter into such agreements for retention purposes. As a result, the Compensation Committee approved severance benefit agreements for other senior executives, including Mr. White and Mr. Pacious. The agreements contain the same material terms as the Haase Severance Benefit Agreement, except as follows:

•	Mr. Pacious’ agreement (the “Pacious Severance Benefit Agreement”) provides for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination.

•

Mr. White’s agreement (the “White Severance Benefit Agreement”) provides for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, has a term of 3 years (with automatic renewal) and does not provide for gross-up payments for excise tax.

For Mr. Pepper, who does not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. This plan provides for severance compensation in certain events, but does not include accelerated vesting of equity or non-competition or non-solicitation restrictions. The Severance Benefit Plan’s severance benefit level for executives at or above Mr. Pepper’s level is 5 weeks of severance pay for each year of service, with a minimum of 26 weeks and capped at 70 weeks (or 14 years of service) where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.

Mr. Joyce’s employment agreement, the severance benefit agreements with Messrs. Haase, Pacious and White, and the Severance Benefit Plan for Mr. Pepper contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Service-based restricted stock awards are generally not tax deductible under Section 162(m); however, our PVRSUs are fully deductible for Section 162(m) purposes and thus all equity awards to our NEOs in 2009 through 2011, other than the restricted stock awards, are fully deductible under Section 162(m).

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Fiona P. Dias

Gordon A. Smith

David C. Sullivan

John P. Tague

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2011:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Discretionary Bonus(4) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2011	825,000	900,075	900,007	1,399,200	—	425,714	227,236	4,677,232
President &	2010	799,231	1,500,057	1,000,004	997,440	—	248,740	231,300	4,776,772
Chief Executive Officer	2009	775,000	387,502	1,162,502	775,000	—	144,474	264,309	3,508,787

David L. White	2011	334,616	579,323	203,134	309,185	—	89,775	71,745	1,587,778
Senior Vice President,	2010	323,846	352,015	278,011	233,866	—	46,672	66,385	1,300,795
Chief Financial Officer & Treasurer	2009	275,000	68,759	206,248	137,500	—	48,695	62,244	798,446

Bruce N. Haase	2011	411,539	275,055	275,009	376,640	—	334,326	88,849	1,761,418
Executive Vice President,	2010	399,077	647,501	249,999	276,780	—	188,148	55,332	1,816,837
Global Brands, Marketing &	2009	360,000	112,493	337,504	199,980	—	218,878	78,402	1,307,257
Operations

Patrick S. Pacious	2011	348,077	562,568	150,009	323,708	50,000	39,680	79,510	1,553,552
Executive Vice President,	2010	298,846	336,465	248,751	196,192	—	29,631	68,040	1,177,925
Global Strategy, Distribution & Technology

David A. Pepper	2011	316,883	360,278	154,008	266,182	—	191,957	73,474	1,362,782
Senior Vice President,	2010	307,817	436,481	248,751	204,083	—	103,016	61,229	1,361,377
Global Development	2009	300,000	112,493	337,504	141,000	—	127,651	65,531	1,084,179

(1)	Except as noted in the following sentence, values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal a Named Executive Officer’s stated annual salary. Due to an administrative oversight, a portion of Mr. Joyce’s salary earned during 2011 was not paid to him until January of 2012.
(2)	For each of the Named Executive Officers, amounts shown in the Stock Awards column for 2010 and 2011 include the grant date fair values for RS and PVRSUs. The values included for PVRSUs are based on the probable outcome of the performance goals (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for 2011 are discussed in Note 19 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 200% based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2011 PVRSU awards was $450,038 for Mr. Joyce, $101,599 for Mr. White, $137,528 for Mr. Haase, $75,034 for Mr. Pacious and $77,014 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2011 PVRSU awards was $900,076 for Mr. Joyce, $203,198 for Mr. White, $275,056 for Mr. Haase, $150,068 for Mr. Pacious and $154,028 for Mr. Pepper.

The grant date fair value based on the probable outcome for the 2010 PVRSU awards was $500,019 for Mr. Joyce, $99,984 for Mr. White, $122,511 for Mr. Haase, $92,291 for Mr. Pacious and $92,291 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2010 PVRSU awards was $1,000,038 for Mr. Joyce, $199,968 for Mr. White, $245,022 for Mr. Haase, $184,582 for Mr. Pacious and $184,582 for Mr. Pepper.

PVRSUs were not granted to any Named Executive Officer during 2009.

(3)	Values reflect the cash awards earned by each of the Named Executive Officers under the 2011 Management Incentive Plan. For a discussion of the performance targets under the 2011 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2011 Management Incentive Plan, see the Grants of Plan-Based Awards for 2011 table below.
(4)	Represents a $50,000 cash bonus paid to Mr. Pacious in connection with his promotion to Executive Vice President, Global Strategy, Distribution & Technology.

(5)	For 2011, the following table reflects the change in pension value and preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”) and the Supplemental Executive Retirement Plan (“SERP”). The values reported as preferential earnings under the EDCP are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate. Pursuant to the terms of his employment agreement, under the SERP, Mr. Joyce will be credited with additional years of service upon attaining age 55. The change in pension value amount reflects an appropriate accrual.

Named Executive Officer	Change in Pension Value (SERP) ($)	Preferential Earnings (EDCP) ($)
Joyce	396,992	28,722
White	58,450	31,325
Haase	114,775	219,551
Pacious	33,621	6,059
Pepper	83,469	108,488

(6)	See the All Other Compensation table below for additional information on the amounts included for each Named Executive Officer in the 2011 All Other Compensation column.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2011 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Total ($)
Joyce	50,200	9,800	33,834	133,402	227,236
White	15,058	9,800	11,883	35,004	71,745
Haase	21,065	9,800	17,770	40,214	88,849
Pacious	16,306	9,800	13,745	39,659	79,510
Pepper	13,966	9,800	12,911	36,797	73,474

(a)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2011 pursuant to our Flexible Perquisite Program, including certain financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business.
(b)	Benefits included in this column include the following amounts or types of compensation:

•	reimbursement for stay during 2011 under our Stay at Choice program, which was $2,368 for Mr. Joyce; $9,938 for Mr. White; $2,736 for Mr. Haase; $17,877 for Mr. Pacious; and $9,479 for Mr. Pepper;

•

reimbursement of club dues incurred in 2011 under the Flexible Perquisites Program, which was $21,444 for Mr. Joyce (includes club membership fee of $12,000); $8,117 for Mr. White; $2,105 for Mr. Haase and $1,147 for Mr. Pacious;

•

reimbursement of financial and tax planning services and legal expenses incurred during 2011 under the Flexible Perquisites Program, which was $21,559 for Mr. Joyce; $1,205 for Mr. White; $2,231 for Mr. Pacious and $13,596 for Mr. Haase;

•	reimbursement of health care expenses incurred during 2011 under the Flexible Perquisites Program, which was $5,887 for Mr. Joyce; $3,114 for Mr. White and $8,841 for Mr. Haase;

•	reimbursement of child care expenses incurred during 2011 under the Flexible Perquisites Program, which was $6,404 for Mr. Pacious; and $14,725 for Mr. Pepper;

•	a car allowance for each officer, as follows: $18,593 for Mr. Joyce; $12,000 for Messrs. White, Haase, Pacious and Pepper;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2011, which was $61,745.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering, and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 33 hours per year. Periodically, Mr. Joyce’s family may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The Compensation Committee determines the aggregate equity value to be awarded to each Named Executive Officer annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2011, of each NEO’s aggregate annual equity value, approximately 50% was awarded as stock options, 25% as service-based restricted stock (“RS”), and 25% as performance vested restricted stock units (“PVRSU”). For each NEO, the value of the aggregate equity grant to be delivered as options is divided by the Black Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Mr. Joyce’s long-term equity grant value in 2011 was 225% of his base salary, or $1,800,000. Fifty percent of this value, or $900,000, was granted as stock options. The Black-Scholes value was $12.418. Thus, the number of shares subject to Mr. Joyce’s option grant on February 21, 2011 was determined as follows: $900,000/$12.418 = 72,476 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs were divided by the closing price of Choice’s Common Stock on the most recent business day before the date of grant. Thus, Mr. Joyce’s stock grant was determined as follows: $900,000 (50% RS and 50% PVRSU of the aggregate equity award value for 2011)/$41.25 = 21,820 shares, consisting of 10,910 RS and 10,910 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		412,500	825,000	1,650,000
	02/21/2011								72,476	41.25	900,007
	02/21/2011				5,455	10,910	21,820				450,038
	02/21/2011							10,910			450,038
White		92,125	184,250	368,500
	02/20/2011								16,358	41.25	203,134
	02/20/2011				1,232	2,463	4,926				101,599
	02/20/2011							2,463			101,599
	08/01/2011							12,500			376,125
Haase		113,300	226,600	453,200
	02/20/2011								22,146	41.25	275,009
	02/20/2011				1,667	3,334	6,668				137,528
	02/20/2011							3,334			137,528
Pacious		96,250	192,500	385,000
	02/20/2011								12,080	41.25	150,009
	02/20/2011				910	1,819	3,638				75,034
	02/20/2011							1,819			75,034
	02/20/2011							10,000			412,500
Pepper		79,310	158,620	317,240
	02/20/2011								12,402	41.25	154,008
	02/20/2011				934	1,867	3,734				77,014
	02/20/2011							1,867			77,014
	02/20/2011							5,000			206,250

(1)	Threshold amount reflects the threshold payment level under the Company’s 2011 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For a discussion of the performance targets under the 2011 Management Incentive Plan, see Annual Incentive Cash Compensation above. For the actual payments made to each NEO pursuant to the 2011 Management Incentive Plan, see the 2011 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Represents the range of PVRSU award sizes upon vesting. These PVRSUs will vest, if at all, depending on the Company’s actual three-year cumulative earnings per share compared to the performance target. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs actually vest.

(3)	Represents grants of RS to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer. Dividends are paid on the RS, if and at the same rate as dividends are paid on our outstanding Common Stock.
(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)	The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation Committee as the closing price reported on the New York Stock Exchange on the date of the grant. If no shares were traded on the grant date, the Committee determines the fair market value. The Committee directed that the closing price reported on February 18, 2011 be the fair market value for the grants awarded on Sunday, February 20, 2011, and Monday, February 21, 2011 since the New York Stock Exchange was not open for trading on either of these days.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with Messrs. White, Haase and Pacious.

Mr. Joyce

On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended and restated on April 30, 2008 and further amended September 16, 2010 (as amended, the “Joyce Employment Agreement”). The term of the Joyce Employment Agreement is five years. The Joyce Employment Agreement provides that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Joyce Employment Agreement also provides that Mr. Joyce was to be nominated for election to the Board of Directors as a Class III director. Mr. Joyce was appointed to the Board of Directors, effective April 30, 2008.

Pursuant to the Joyce Employment Agreement, Mr. Joyce was to receive an initial annual base salary of $675,000 as Chief Operating Officer, which was to be increased to a minimum of $775,000 annually upon his becoming Chief Executive Officer. In addition, on the effective date of his employment, Mr. Joyce received (i) such number of restricted shares of Choice Common Stock with a fair market value on the effective date of $2,310,918, vesting of which is to occur in four equal annual installments beginning one year from the effective date, (ii) such number of options to purchase Choice Common Stock with a Black-Scholes valuation on the effective date of $2,881,921, vesting of which was to occur in four equal annual installments beginning one year from the effective date, and (iii) such number of PBRSUs with a fair market value on the effective date of $2,000,000, vesting of which is to occur five years from the effective date, subject to the satisfaction of certain performance targets.

In addition, Mr. Joyce is eligible, beginning in fiscal year 2008 and continuing throughout the term of the Joyce Employment Agreement, to earn a target bonus of 100% per year of his base salary. Pursuant to the Joyce Employment Agreement, Mr. Joyce’s fiscal year 2008 bonus was based on a full year of service. Commencing with the 2009 annual equity awards, Mr. Joyce will be eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee, but in no event are such annual awards to have a value of less than $1,550,000 on the date of grant. Mr. Joyce is also eligible to participate in the Choice Supplemental Executive Retirement Plan (“SERP”) and Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years.

The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) an allowance for automobile expenses of $1,100 a month through 2010 and thereafter, $1,540 a month, (ii) an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club of his choice, (iii) upon becoming Chief Executive Officer, use of the aircraft utilized by the Company for personal use for up to 25 flight hours per year through 2010 and thereafter 33 flight hours per year, in each case consistent with Company policy, (iv) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, and (v) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Choice’s obligation to provide additional payments on a fully grossed up basis to cover certain applicable federal, state and local income and excise taxes, if any, with respect to the provision of the automobile allowance, club membership and aircraft usage terminated as of December 31, 2010.

Mr. Haase

Mr. Haase, formerly the Company’s Executive Vice President, Global Brands, Marketing & Operations, entered into a Severance Benefit Agreement with the Company effective January 25, 2008 (the “Haase Severance Benefit Agreement”). The Haase Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, he currently receives a base salary of $412,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and is eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Haase is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

As previously disclosed, in connection with Mr. Haase’s planned departure from the Company on May 31, 2012: (1) Mr. Haase relinquished his officer title and responsibilities effective January 31, 2012, and (2) the Company and Mr. Haase amended the Haase Severance Benefit Agreement. In addition, the Company and Mr. Haase entered into a Transition Services Agreement, which principally provides that: (i) as of January 31, 2012, Mr. Haase will cease serving as an executive officer of the Company and will no longer be authorized to make policy decisions on behalf of the Company, (ii) Mr. Haase will continue to serve as an employee of the Company from February 1, 2012 through May 31, 2012, performing various duties assigned to him by the Company’s Chief Executive Officer, (iii) from February 1, 2012 through May 31, 2012, Mr. Haase will continue to receive compensation and benefits at the same levels provided to him as of January 31, 2012, except that after January 31, 2012, Mr. Haase will no longer be eligible to receive any grants of equity, and (iv) Haase’s employment with the Company will terminate on May 31, 2012, and this termination will be deemed a termination without cause under the Haase Severance Benefit Agreement.

Mr. Pacious

Mr. Pacious, the Company’s Executive Vice President, Global Strategy, Distribution & Technology, entered into a Severance Benefit Agreement with the Company effective May 5, 2011 (the “Pacious Severance Benefit Agreement”). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, he currently receives a base salary of $350,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and he is eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Pacious is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. White

Mr. White, the Company’s Senior Vice President, Chief Financial Officer & Treasurer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011 (the “White Severance Benefit Agreement”). The White Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, he currently receives a base salary of $335,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and he is eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. White is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Please see the Potential Payments Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2011

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested RS, and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, PVRSU and PBRSU awards is based on the closing market price of Choice’s stock as of December 30, 2011, which was $38.05. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s 2008 PBRSUs that will be earned, if at all, based upon our five-year cumulative average EPS growth rate) the market value of the PVRSUs and PBRSUs shown in the table is based on achievement of the “target” level of performance under the awards.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	5/1/2008	187,202	62,401	34.98	5/1/2015
	5/1/2008					16,516	628,434	57,176	2,175,547
	2/8/2009	79,229	79,331	26.88	2/8/2016
	2/8/2009					7,208	274,264
	2/15/2010	25,060	75,181	32.60	2/15/2017
	2/15/2010					11,504	437,727	15,338	583,611
	2/15/2010					15,338	583,611
	2/21/2011		72,476	41.25	2/21/2018
	2/21/2011					10,910	415,126	10,910	415,126

White	12/20/2002	18,250		11.71	12/20/2012
	2/10/2003	1,500		10.20	2/10/2013
	2/14/2005	10,000		29.92	2/14/2015
	12/11/2007	20,000		36.42	12/11/2014
	2/10/2008	14,304	4,769	33.08	2/10/2015
	2/8/2009					1,279	48,666
	2/8/2009	14,074	14,075	26.88	2/8/2016
	2/14/2010	6,966	20,902	32.60	2/14/2017
	2/14/2010					2,348	89,341	3,067	116,699
	2/14/2010					4,601	175,068
	2/20/2011		16,358	41.25	2/20/2018
	2/20/2011					2,463	93,717	2,463	93,717
	8/1/2011					12,500	475,625

Haase	2/14/2005	23,200		29.92	2/14/2015
	2/12/2006	10,282		48.75	2/12/2013
	2/11/2007	12,544		41.03	2/11/2014
	5/25/2007	25,000		38.71	5/25/2014
	2/10/2008	18,511	6,171	33.08	2/10/2015
	3/21/2008					20,368	775,002
	2/08/2009					2,093	79,639
	2/08/2009	23,031	23,032	26.88	2/8/2016
	2/14/2010	6,264	18,796	32.60	2/14/2017
	2/14/2010					2,876	109,432	3,758	142,992
	2/14/2010					12,270	466,874
	2/20/2011		22,146	41.25	2/20/2018
	2/20/2011					3,334	126,859	3,334	126,859

Pepper	2/14/2005	17,000		29.92	2/14/2015
	2/12/2006	13,539		48.75	2/12/2013
	2/11/2007	15,300		41.03	2/11/2014
	2/10/2008	17,502	5,834	33.08	2/10/2015
	2/8/2009	23,031	23,032	26.88	2/8/2016
	2/8/2009					2,093	79,639
	2/14/2010	6,233	18,702	32.60	2/14/2017
	2/14/2010					2,167	82,454	2,831	107,720
	2/14/2010					7,669	291,805
	2/20/2011		12,402	41.25	2/20/2018
	2/20/2011					6,867	261,289	1,867	71,039

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	12/11/2007	20,000		36.42	12/11/2014
	2/10/2008	10,770	3,591	33.08	2/10/2015
	2/8/2009					1,744	66,359
	2/8/2009	19,192	19,193	26.88	2/8/2016
	2/14/2010	6,233	18,702	32.60	2/14/2017
	2/14/2010					2,167	82,454	2,831	107,720
	2/14/2010					4,601	175,068
	2/20/2011		12,080	41.25	2/20/2018
	2/20/2011					11,819	449,713	1,819	69,213

(1)	The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant, except for (i) Mr. Haase’s 3/21/2008 award and (ii) a portion of each NEO’s 2010 award, each of which vests over a three-year period beginning on the third anniversary of the grant date. PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned, if at all, and vest upon the conclusion of a five-year performance period based on EPS growth.

OPTION EXERCISES AND STOCK VESTED FOR 2011

The following table provides information for each of the Named Executive Officers on stock option exercises during 2011, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	100	1,148	23,954	927,725
White(1)	—	—	2,047	81,321
Haase	34,300	990,196	12,189	475,971
Pacious	—	—	2,719	105,233
Pepper	12,357	362,053	3,643	135,527

(1)	Mr. White elected to defer receipt of 1,265 shares otherwise issuable to him, with a value of $50,158. Mr. White elected to receive this deferred amount in a lump sum following termination of employment.

PENSION BENEFITS FOR 2011

Choice’s supplemental executive retirement plan (“SERP”) is a non-contributory defined benefit pension plan covering our Chief Executive Officer and other key executives approved by the Board of Directors. In 2011, each of the Named Executive Officers were participants in the SERP, but such participation was subject to the suspension of future vesting and accrual of benefits that was implemented in December 31, 2009. In December of 2011, the Board adopted a resolution to terminate the SERP, initiating a process by which all interests in the SERP will be paid out to the beneficiaries. While completion of the termination process and ultimate payout to beneficiaries are contingent, the Company anticipates that such process and payment will occur in 2012.

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (b) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the normal retirement date, the early retirement date or other date of separation from service. Subject to giving effect to the December 31, 2009 suspension of future accrual of benefits, the formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Each of the participating NEOs, other than Mr. Joyce, was fully vested as of December 31, 2011. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity (for those who are married or have a domestic partner) or ten-year guaranteed payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to the Joyce Employment Agreement (as defined under Employment Agreements above), upon attaining age 55, Mr. Joyce is to be credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Joyce at the time of his hire.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55, provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death of a participant before payment has begun, his or her spouse (or domestic partner) is generally entitled to receive 50% of the participant’s vested SERP benefit.

All of the NEOs are entitled to an unreduced benefit at age 65, except Mr. Joyce who, pursuant to his employment agreement, will be eligible to receive unreduced benefits upon attaining age 55.

No participant is currently eligible for unreduced early retirement benefits under the SERP. However, pursuant to SEC rules, the benefits shown below assume that each executive will grow into eligibility for unreduced early retirement benefits and retire when first eligible.

Name	Plan Name	Number of Years of Credited Service(1)		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Joyce	SERP	14	(3)	2,300,920	—
White	SERP	9		250,602	—
Haase	SERP	12		636,298	—
Pacious	SERP	6		158,190	—
Pepper	SERP	10		358,642	—

(1)	Number of years is calculated as of the period from each participant’s date of hire to December 31, 2011, rounded up to the next full number.

(2)	Present value of each NEO’s accumulated benefit under the SERP computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Choice’s 2011 audited financial statements, as required by the rules of the SEC. For a discussion of the assumptions used in quantifying the present value of each NEO’s SERP benefit, see Note 14 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Reflects an additional ten years of service which will be credited to Mr. Joyce upon attaining age 55, in accordance with the terms of his employment agreement. The estimated value of the additional ten years of service credited to Mr. Joyce was $1,978,791 as of December 31, 2011.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2011

Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board (including each of the Named Executive Officers) are eligible to participate in the EDCP. During 2011, each of the NEOs participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2011, each of the participating NEOs, other than Mr. Joyce, was fully vested in their Company match amounts.

A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of any payout date is $100,000 or less.

In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.

Stock Deferral Program.    Each NEO is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to 409A. This amendment became effective on January 1, 2009.

Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the Internal Revenue Service (“IRS”) highly-compensated employee limit, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the NEOs were eligible to participate in the Non-Qualified Plan in 2011. However, Mr. White retains an account balance related to his prior plan participation.

In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $16,500 for 2011). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2011 ($)(1)	Registrant Contributions 2011 ($)(2)	Aggregate Earnings 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2011 ($)(4)
Joyce	EDCP	269,616	50,200	5,813	0	1,057,112
White	EDCP	30,116	15,058	53,341	0	749,689
	Non-Qualified Plan	0	0	(4,396)	0	90,883
	Stock Deferral Program	50,158	0	33,412	0	403,419
Haase	EDCP	61,731	21,065	357,258	0	4,703,188
	Stock Deferral Program	0	0	964	0	61,240
Pacious	EDCP	34,808	16,306	10,022	0	217,637
Pepper	EDCP	62,301	13,966	168,315	0	2,359,061
	Stock Deferral Program	0	0	3,824	0	234,742

(1)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2011 base salary deferred by the officer during 2011. The bonus amounts represent the officer’s 2010 annual bonus which was paid and deferred in early 2011. The salary amounts below are included in the 2011 Salary column of the Summary Compensation Table above, while the 2010 annual bonus amounts are included in the 2010 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	Salary ($)	2010 Annual Bonus ($)
Joyce	120,000	149,616
White	30,116	—
Haase	61,731	—
Pacious	34,808	—
Pepper	31,688	30,613

(2)	Amounts in this column are included in the 2011 All Other Compensation column of the Summary Compensation Table above.
(3)	Certain amounts in this column represent earnings on each officer’s EDCP account that are also included in the 2011 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO under the EDCP. Those amounts are: $28,722 for Mr. Joyce; $31,325, for Mr. White; $219,551, for Mr. Haase; $108,488, for Mr. Pepper; and $6,059 for Mr. Pacious.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 30, 2011, the last business day of 2011. The amounts shown assume that such termination was effective as of December 30, 2011 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 30, 2011, or $38.05 per share. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.

General Payments Made upon Termination

Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2011 is reflected in the 2011 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death;

•	except as otherwise noted below, the present value of each executive’s accumulated benefit under the SERP, as set forth in above under the heading Pension Benefits for 2011; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth above under the heading Non-Qualified Deferred Compensation for 2011.

With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Payments Made upon Constructive Termination or Termination without Cause

Mr. Joyce

Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated,” he will be entitled to receive for the longer of the remainder of the term of the agreement (through May 1, 2013) or two years after the date of such constructive termination, all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits.

During the period of time he is entitled to receive the foregoing constructive termination payments, except for his initial grant of performance-based restricted stock units, granted on May 1, 2008 in the amount of 57,176 shares (“Initial PBRSUs”), all unvested shares of restricted stock and stock options are to continue to vest. Mr. Joyce is also entitled to an immediate pro-rated vesting for the Initial PBRSUs based upon the amount of actual service through the date of constructive termination compared to the 5-year vesting term.

The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the mid-market or economy hotel franchising business or any other line of business that Choice is engaged in at the time of termination. The agreement also provides for a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Mr. Joyce’s agreement as:

•	Choice’s removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties to Mr. Joyce inconsistent with the duties set forth in the agreement;

•	a decrease in Mr. Joyce’s compensation or benefits;

•	a change in Mr. Joyce’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of Mr. Joyce’s authority, position, duties or responsibilities;

•	the relocation of Mr. Joyce’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects Mr. Joyce; or

•	any other material breach of the agreement by Choice.

Mr. Haase

Under the Haase Severance Benefit Agreement, if Mr. Haase elects to terminate for “good reason” or if the Company terminates Mr. Haase for any reason other than for “cause,” Mr. Haase is entitled to receive continued base salary for 18 months, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, Mr. Haase will be entitled to any annual bonuses that would have otherwise been paid during the 18-month period at 100% of the applicable target. Mr. Haase will also be eligible to receive continued medical and dental benefits during the 18-month period to the same extent and at the same cost to the executive as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide Mr. Haase with its standard outplacement services for executive-level employees during the 18-month period, subject to termination in the event Mr. Haase secures new employment.

Pursuant to the Haase Severance Benefit Agreement, he will continue to vest in any unvested stock options and other stock awards granted after the date of his severance agreement (January 25, 2008) during the 18-month period.

As conditions to his continued receipt of the payments and benefits above, Mr. Haase has agreed that if he becomes employed prior to the end of the 18-month period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, Mr. Haase must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The agreement also provides for an 18-month non-compete and non-solicitation period, and a general confidentiality provision in favor of Choice.

As previously disclosed, on January 27, 2012, in connection with Mr. Haase’s planned departure from the Company in May of 2012, the Company and Mr. Haase amended the Haase Severance Benefit Agreement. Principally, the amendment: (i) provides for Mr. Haase’s participation in the Company’s flexible perquisite program through 2012; (ii) requires the Company to provide certain insurance coverages and make certain expense reimbursements during Mr. Haase’s severance benefit period; and (iii) provides an exception to the severance payment offset requirement to permit non-competitive consulting services of less than $5,000 per month.

Messrs. Pacious and White

Under the Pacious Severance Benefit Agreement and the White Severance Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for

“cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.

Pursuant to the Pacious Severance Benefit Agreement and the White Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted after the date of his respective severance agreement (for Mr. Pacious, May 5, 2011, and for Mr. White, August 1, 2011) during the 70-week period.

As conditions to his continued receipt of the payments and benefits above, each of the executives has agreed that if he becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period, and general confidentiality provision in favor of Choice.

Mr. Pepper

If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30th of any year, Mr. Pepper is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2011, Mr. Pepper would be entitled to 45 weeks of continued base salary. In addition, Mr. Pepper would receive payment of his 2011 incentive bonus, as well as continued medical and dental benefits during the 45-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.

As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.

Payments Made upon Death or Disability

The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Messrs. White, Haase, Pacious and Pepper have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his Initial PBRSUs based upon the percentage of actual service through the date of death or disability if the performance targets are met.

Payments Made upon Termination Following Change of Control

Mr. Joyce

If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for unvested stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and other certain fringe benefits), for the longer of the remainder of the term of the Joyce Employment Agreement or two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, except for the Initial PBRSUs (as defined above), all unvested shares of restricted stock and stock options are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Mr. Joyce is also entitled to an immediate pro-rated vesting for the Initial PBRSUs based upon the amount of actual service through date of termination compared to the 5-year vesting term. With respect to PVRSUs that may be awarded in future years, any such shares will not continue to vest or become vested following any such change.

Pursuant to his agreement, Mr. Joyce is entitled to reimbursement of any excise tax charged to him pursuant to Section 280G(b) of the Internal Revenue Code.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above, and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Messrs. Haase, White and Pacious

For Messrs. Haase, White and Pacious, pursuant to each of their respective Severance Benefit Agreements, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, he is entitled to receive:

•

a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus (for Messrs. Haase and Pacious, the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount; for Mr. White, the bonus payment is calculated based on the target bonus for the fiscal year in which the termination occurs);

•

immediate vesting of all unvested stock options and restricted stock granted after the date of his respective severance agreement (for Mr. Haase, January 25, 2008, for Mr. White, August 1, 2011, and for Mr. Pacious, May 5, 2011); and

•	for Messrs. Haase and Pacious only, an amount equal to the excise tax charged to him, if applicable, as a result of the receipt of the payments and benefits described above.

In addition, in the event of a termination following a change of control, the Company’s Long-Term Incentive Plan (“LTIP”) would govern the equity grants issued to Messrs. Haase, White and Pacious prior to the date of each of their respective severance agreements, and the LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions, and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. Therefore, for each of Messrs. Haase, White and Pacious, the LTIP, together with each of their respective severance agreements, would result in the immediate vesting of all of the executive’s equity awards.

Pursuant to their respective Severance Benefit Agreements, each of Messrs. Haase and Pacious is entitled to reimbursement of any excise tax charged to him pursuant to Section 280G(b) of the Internal Revenue Code. Also, upon a change in control termination, Messrs. Haase, White and Pacious would be subject to the non-competition and non-solicitation provisions described above.

In addition to the other conditions applicable to Messrs. Haase, White and Pacious in order for each executive to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Mr. Pepper

For Mr. Pepper, pursuant to the Company’s Severance Benefit Policy, if his employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by him for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the fiscal year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other conditions applicable to Mr. Pepper in order to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, Mr. Pepper is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions, and all PVRSUs are deemed to be fully vested and immediately payable to Mr. Pepper at the maximum level of performance applicable to the award.

Mr. Joyce

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change of Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	1,650,000	(1)	2,062,000	(2)	—	—
Annual Incentive Bonus(3)	1,650,000		1,650,000		—	—
Benefits & Perquisites:
Auto Allowance	36,960	(4)	46,200	(5)	—
Disability Income(6)	—		—		3,900,000	—
Health and Welfare Benefits(7)	35,813		35,813		—	—
Life Insurance Benefits(8)	—		—		—	825,000
Club Membership	24,000	(9)	30,000	(10)	—	—
Retirement Benefits
SERP(11)	1,180,100		1,180,100		—	590,050
Long-Term Incentives:
Stock Options(12)	1,350,852		1,487,435		1,487,435	1,487,435
Restricted Stock Grants(13)	1,985,677		2,339,162		2,339,162	2,339,162
PVRSUs(14)	—		—		—	—
PBRSUs(15)	1,200,000		1,200,000		1,200,000	1,200,000

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 30, 2011, for two years.
(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 30, 2011, for two years and six months.
(3)	Amount represents the estimated target incentive bonus amounts for fiscal years 2012 and 2013, based on the target bonus amount for 2011.
(4)	Amount represents continued payment of Mr. Joyce’s monthly auto allowance, as in effect December 30, 2011, for two years.
(5)	Amount represents continued payment of Mr. Joyce’s monthly auto allowance, as in effect December 30, 2011, for two years and six months.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 2011 through the month in which he reaches age 65.
(7)	Amount represents estimated reimbursements to Mr. Joyce of COBRA continuation of health care coverage premiums for Mr. Joyce and his family for a period of 18 months.
(8)	Amount represents estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.
(9)	Amount represents continued payment of Mr. Joyce’s club membership, based on membership fees in effect as of December 30, 2011, for two years.
(10)	Amount represents continued payment of Mr. Joyce’s club membership, based on membership fees in effect December 30, 2011, for two years and six months.
(11)	As of December 30, 2011, Mr. Joyce has no accrued vested benefit under the SERP; however, his employment agreement provides that he will be credited with 10 additional years of service upon attaining age 55. Amount represents the present value of the accumulated benefit under the SERP that Mr. Joyce would receive at age 55. Upon death, Mr. Joyce’s beneficiary is generally entitled to receive 50% of the SERP balance.

(12)	Upon constructive termination, stock options will continue to vest for a period of two years. Upon death or disability, stock options will continue to vest through the original term of such option. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a closing share price on December 30, 2011 of $38.05.
(13)	Upon constructive termination, restricted stock will continue to vest for a period of two years. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. In the case of termination following a change of control, all restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 30, 2011 of $38.05.
(14)	Upon constructive termination, death, disability or termination following a change of control, unvested PVRSUs are immediately terminated.
(15)	Upon constructive termination, death, disability or termination following a change of control, Mr. Joyce is entitled to an immediate pro-rata vesting of the award based upon the amount of service through the date of termination or death compared to the 5-year vesting term.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	450,962	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,038,500	—	—
Health and Welfare Benefits(3)	18,077	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	6,300,000	—
Life Insurance Benefits(6)	—	—	—	1,335,000
Retirement Benefits
SERP(7)	128,529	128,529	128,529	64,265
Long-Term Incentives:
Stock Options(8)	—	294,836	—	—
Restricted Stock Grants(9)	—	882,418	—	—
PVRSUs(10)	—	420,833	—	—

(1)	Amount represents continued payment of Mr. White’s base salary, based on his salary as of December 30, 2011, for 70 weeks.
(2)	Amount represents 200% of Mr. White’s annual base salary as of December 30, 2011, plus 200% of Mr. White’s annual target bonus amount for 2011.
(3)	Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. White for continued coverage under our medical and dental plans for 70 weeks, based on Mr. White’s elected coverage as of December 30, 2011.
(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 30, 2011 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(7)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 30, 2011. As of such date, Mr. White was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. White’s beneficiary is generally entitled to receive 50% of the SERP balance.
(8)	For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. As of December 30, 2011, none of the stock options issued to Mr. White were granted after August 1, 2011. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 30, 2011 of $38.05.
(9)	For termination without cause or with good reason, restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination; based on an assumed termination date of December 30, 2011, there was no restricted stock granted to Mr. White that is scheduled to vest during his severance period. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 30, 2011 of $38.05.
(10)	For termination without cause or with good reason, PVRSUs granted after August 1, 2011 will continue to vest for 70 weeks. As of December 30, 2011, none of the PVRSUs issued to Mr. White were granted after August 1, 2011. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 30, 2011 of $38.05, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Haase

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Haase:

Executive Benefits and Payments	Termination without Cause of For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	618,000	—	—	—
Annual Incentive Bonus(2)	226,600	—	—	—
Benefits & Perquisites:
Cash Severance(3)	—	1,577,280	—	—
Health and Welfare Benefits(4)	20,143	—
Outplacement Services(5)	18,000	—	—	—
Disability Income(6)	—	—	4,200,000	—
Life Insurance Benefits(7)	—	—	—	1,412,000
Retirement Benefits
SERP(8)	326,325	326,325	326,325	163,163
Long-Term Incentives:
Stock Options(9)	928,242	962,386	—	—
Restricted Stock Grants(10)	1,658,200	1,865,706	—	—
PVRSUs(11)	142,992	539,701	—	—

(1)	Amount represents continued payment of Mr. Haase’s base salary, based on his salary as of December 30, 2011, for 18 months.

(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2012 payable in February 2013, based on the target bonus amount for 2011.
(3)	Amount represents 200% of Mr. Haase’s base salary as of December 30, 2011, plus 200% of Mr. Haase’s actual annual bonus for 2011 paid out in 2012.
(4)	Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Haase for continued coverage under our medical and dental plans for 18 months, based on Mr. Haase’s elected coverage as of December 30, 2011.
(5)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Haase would be entitled to receive under the Choice disability program as of December 30, 2011 through the month in which he reaches age 65.
(7)	Amount represents the estimated value of the proceeds payable to Mr. Haase’s beneficiary upon his death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 30, 2011. As of such date, Mr. Haase was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Haase’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	For termination without cause or with good reason, unvested options granted after January 25, 2008 will continue to vest for 18 months following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 30, 2011 of $38.05.
(10)	For termination without cause or with good reason, restricted stock granted after January 25, 2008 will continue to vest for 18 months following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 30, 2011 of $38.05.
(11)	For termination without cause or with good reason, PVRSUs granted after January 25, 2008 will continue to vest for 18 months; the value presented is based on the closing share price on December 30, 2011 of $38.05, and on the assumption that the 2010 PVRSUs (which, if earned, will be payable in February of 2013) will vest at target, resulting in the payment of 3,759 shares. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 30, 2011 of $38.05, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pacious

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	471,154	__	__	__
Benefits & Perquisites:
Cash Severance(2)	__	1,085,000	__	__
Health and Welfare Benefits(3)	538	__
Outplacement Services(4)	18,000	__	__	__
Disability Income(5)	__	__	5,700,000	__
Life Insurance Benefits(6)	—	__	__	1,350,000
Retirement Benefits
SERP(7)	81,133	81,133	81,133	40,567
Long-Term Incentives:
Stock Options(8)	—	334,159	__	__
Restricted Stock Grants(9)	—	773,595	__	__
PVRSUs(10)	__	353,865	__	__

(1)	Amount represents continued payment of Mr. Pacious’ base salary, based on his salary in effect on December 30, 2011, for 70 weeks.
(2)	Amount represents 200% of Mr. Pacious’ annual base salary as of December 30, 2011, plus 200% of Mr. Pacious’ annual target bonus amount for 2011.
(3)	Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pacious’ elected coverage as of December 30, 2011.
(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 30, 2011 through the month in which he reaches age 65.
(6)	Amount represents the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.
(7)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 30, 2011. As of such date, Mr. Pacious was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pacious’ beneficiary is generally entitled to receive 50% of the SERP balance.
(8)	For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for 70 weeks following termination. As of December 30, 2011, none of the stock options issued to Mr. Pacious were granted after May 5, 2011. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 30, 2011 of $38.05.
(9)	For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for 70 weeks following termination. As of December 30, 2011, none of the restricted stock issued to Mr. Pacious was granted after May 5, 2011. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 30, 2011 of $38.05.
(10)

For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for 70 weeks. As of December 30, 2011, none of the PVRSUs issued to Mr. Pacious were granted after

May 5, 2011. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 30, 2011 of $38.05, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	274,535	__	__	__
Benefits & Perquisites:
Cash Severance(2)	__	951,720	__	__
Health and Welfare Benefits(3)	11,621	18,077
Disability Income(4)	__	__	6,000,000	—
Life Insurance Benefits(5)	—	—	__	1,317,245
Retirement Benefits
SERP(6)	183,941	183,941	183,941	91,971
Long-Term Incentives:
Stock Options(7)	__	388,188	__	__
Restricted Stock Grants(8)	__	715,188	__	__
PVRSUs(9)	__	357,518	__	__

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 30, 2011, for 45 weeks.
(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 30, 2011, plus 200% of his annual bonus target for 2011.
(3)	For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 45 weeks, based on Mr. Pepper’s elected coverage as of December 30, 2011. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 30, 2011.
(4)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 30, 2011 through the month in which he reaches age 65.
(5)	Amount represents the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(6)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 30, 2011. As of such date, Mr. Pepper was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pepper’s beneficiary is generally entitled to receive 50% of the SERP balance.
(7)	In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 30, 2011 of $38.05.

(8)	In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 30, 2011 of $38.05.
(9)	In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 30, 2011 of $38.05, and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2011

During 2010, the Compensation Committee retained Mercer to undertake a comprehensive review of the Company’s Board of Director compensation practices, including a comparison of the Company’s Board compensation structure and total compensation against the board compensation structure and total compensation of the Company’s peer group (as described under the Comparative Compensation Data heading of the Compensation Discussion and Analysis). After reviewing the Mercer report in September 2010, the Compensation Committee approved two recommendations contained in the 2010 report to take effect as of May 5, 2011: (1) increasing the annual cash retainer payable to all Board members and (2) increasing the cash retainer payable to the lead independent director. Each of these changes is reflected in the table below.

Although the 2010 Mercer report contained additional recommendations, the Compensation Committee deferred any decisions on additional changes to 2011. During 2011, Mercer updated its 2010 report and recommendations. In September 2011, after reviewing Mercer’s updated report, the Compensation Committee approved two additional changes to take effect as of January 1, 2012: (1) further increasing the annual cash retainer payable to all Board members and (2) increasing the annual salary of the Board’s Chairman. The increase in the annual cash retainer was approved based both on Compensation Committee’s desire to continue to move Board pay practices away from an “attendance based” model, and on the conclusion that the Company’s annual cash retainer amount, even after giving effect to the 2011 increase, was below the median annual cash retainer paid by the Company’s peer group of approximately $50,000. The increase in the annual salary paid to the Chairman was based on the increasing amount of time that the Chairman was spending to fulfill his role. When the Chairman’s salary of $200,000 was established in 2008, it was assumed that the Chairman would spend approximately 40% of his working time on Board responsibilities, and the Compensation Committee concluded that this initial estimate had proven to be understated.

During 2011, non-employee directors were entitled to receive the following cash and equity compensation:

	Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000	(1)

Annual Retainer—Cash
Board Member (up to 7 meetings)	35,000	(2)
Audit Committee Member (up to 6 meetings)	10,000
Compensation Committee Member (up to 4 meetings)	6,000
Corporate Governance and Nominating Member (up to 2 meetings)	3,000
Diversity Committee Member (up to 2 meetings)	3,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Chair	4,000
Diversity Committee Chair	4,000
Lead Independent Director	20,000	(3)

Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.
(2)	Effective at the Board Meeting on May 5, 2011, an increase from $20,000. Effective January 1, 2012, this amount will be increased to $45,000 as a result of the Board compensation study and recommendations conducted by Mercer during 2011.
(3)	Effective at the Board Meeting on May 5, 2011, an increase from $6,000, resulting from the Board compensation study and recommendations conducted by Mercer during 2011.

The following table illustrates the compensation paid to non-employee directors during 2011:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Fiona P. Dias	48,000	110,020	4,030	162,050
Scott A. Renschler	38,000	110,020	—	148,020
William L. Jews	51,000	110,020	—	161,020
John T. Schwieters	67,000	110,020	3,989	181,009
Ervin R. Shames	81,500	110,020	238	191,758
Gordon A. Smith	44,000	110,020	—	154,020
David C. Sullivan	51,000	110,020	984	162,004

(1)	Mr. Joyce is not included in the table as he served as an employee of Choice during 2011 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies. Effective January 1, 2012, Mr. Bainum’s annual salary for serving as the Chairman of the Board has been increased to $235,000, as a result of the Board compensation study and recommendations conducted by Mercer during 2011.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2011, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona P. Dias, 19,242; William L. Jews, 6,619; John T. Schwieters, 17,433; Ervin R. Shames, 20,765; Gordon A. Smith, 22,078; David C. Sullivan, 18,746; and Scott A. Renschler, 8,387.
(3)	This column includes reimbursements processed in 2011 for spousal travel and the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. Periodically, directors’ spouses may accompany the directors on the Company’s aircraft for trips to Board meetings not held at the Company’s headquarters; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis beginning on page 21 of this proxy statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our stockholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance.

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

Provide an attractive mix of salary and annual short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further our Company’s success;

•	Align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.

Board Recommendation

The Board recommends that shareholders vote FOR the approval of executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 13 Choice franchised hotels as of December 31, 2011. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2011 was approximately $4.5 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.75% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues. The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008. Pursuant to this agreement, Mr. Bainum is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company. The terms of the lease require the Company to make rent payments totaling approximately $360,250 during the initial five-year term. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge and reimburses him for the taxes incurred related to the personal use of the office space, which reimbursements are approximately $40,000 per year.

The Company subleases space in its Silver Spring, Maryland headquarters complex for use by the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler and Stewart Bainum, Sr., the father of our Chairman, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. Beginning in August 2004, the Company donated a portion of the value of the subleased space to Commonweal, and Mr. Bainum paid the remaining portion of rent for the space used by Commonweal. Beginning in April of 2010 and continuing through March 2013 (which is the expiration date of the Company’s master lease), the Company is providing the entire space utilized by Commonweal (currently approximately 4,900 square feet) without charge to Commonweal, and Mr. Bainum no longer makes any payments to Choice with respect to Commonweal’s use of the subleased office space. During 2011, the aggregate value of the space provided to Commonweal was approximately $110,000.

The Company maintains an Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permits the Company to lease from time to time the aircraft owned by LPC. During 2011, the Company incurred a total of $0.5 million for aircraft usage pursuant to the agreement. The Company believes the terms of the aircraft lease are more favorable to the Company than those that could be obtained from non-related parties.

In December 2008, the Company’s Board of Directors approved an arrangement with Realty to permit Realty to utilize the services of one particular Choice employee from Choice’s Corporate Business & Strategy group. The approved transaction was memorialized in a Consulting Agreement dated March 1, 2009. Per the terms of the consulting agreement, Realty and its affiliates are permitted to utilize up to 50% of the designated employee’s overall working time, and in return is required to reimburse Choice for 50% of the Company’s overall cost associated with the individual’s employment (including base salary, bonus compensation and benefits). During 2011, Realty made approximately $200,000 in reimbursement payments to Choice pursuant to the consulting agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2011, except that the following reports were filed untimely due to administrative oversight: a Form 4 for David Pepper reporting 4 transactions and a Form 4 for Bruce Haase reporting 10 transactions.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames, Mr. Sullivan and Mr. Jews. Barbara T. Alexander was appointed to the Audit Committee in February of 2012, but is not included within this report since Ms. Alexander did not participate in the Committee’s review and discussion of the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee is composed of four independent directors (five including Ms. Alexander) within the meaning of the NYSE’s rules.

Report of the Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2011. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2011 for audit and non-audit services appears below under the heading Principal Auditor Fees and Services. All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

William Jews

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. During fiscal year 2011, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See Principal Auditor Fees and Services below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2011 and 2010, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2011 and 2010, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$903,869	$866,389
Audit Related Fees(1)	$82,100	$216,237
Tax Fees(2)	$75,305	$119,208
All Other Fees(3)	$3,600	$4,071

Total	$1,064,874	$1,205,905

(1)	Audit Related Fees primarily include employee benefit plan audits, Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services. For 2011, Audit Related Fees also included accounting support related to the Company’s planned headquarters relocation.
(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2013 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 21, 2012.

A shareholder who intends to present a proposal at the 2013 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2013 Annual Meeting, must deliver notice to the Company no later than March 1, 2013, but not prior to January 30, 2013.

A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2013 Annual Meeting must deliver notice to the Company no later than March 1, 2013, but not prior to January 30, 2013. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2012 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS INTERNATIONAL

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 30, 2012.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/chh

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two and Three.

1. Election of three Class III Directors:

01 - Barbara T. Alexander

For Withhold

02 - Stephen P. Joyce

For Withhold

03 - Scott A. Renschler

For Withhold

2. Advisory vote to approve executive compensation.

For Against Abstain

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, APRIL 30, 2012 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC - 16th Street north to Route 29 (Colesville Road). Pass over the Beltway (I-495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side. From BWI Airport - Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD - Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS INTERNATIONAL, INC.

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2012

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on April 30, 2012 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two or Three, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)